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                                                                     Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 57 to the registration statement on Form N-1A ("Registration Statement") (File No. 811-03626) of our report dated July 19, 2002 relating to the financial statements and financial highlights, which appears in the May 31, 2002 and June 30, 2002 Annual Report to the Shareholders of Citizens Value Fund and our report dated August 14, 2002 relating to the financial statements and financial highlights, which appears in the June 30, 2002 Annual Report to the Shareholders of Citizens Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" and "Auditors" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
October 30, 2002